CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
HOME SOLUTIONS OF AMERICA, INC.

            Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Home Solutions of America, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Restated Certificate of Incorporation of Home Solutions of America, Inc. and certify as follows:

            1.         The Board of Directors of the Corporation adopted a resolution at a special meeting of the Board of Directors on April 4, 2006, setting forth and declaring advisable that the Article entitled "FOURTH" of the Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

FOURTH:  Capital Stock.  The total number of shares of stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $.001 par value per share (hereinafter referred to as "Common Stock") and one million (1,000,000) shares of preferred stock, $.001 par value per share (hereinafter referred to as "Preferred Stock").

                        A.        Provisions relating to Preferred Stock.  Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series.  The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                                    (i)         The designation of such series.

                                    (ii)        The number of shares initially constituting such series.

                                   (iii)        The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

                                    (iv)      The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                                    (v)      Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                                    (vi)       The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

                                    (vii)      Whether or not the shares of such series shall have voting rights, in addition to the voting rights providing by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

                                    (viii)      Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                                    (ix)       Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

                                     (x)        Any other relative rights, preferences and limitations.

B.         Provisions relating to Common Stock.

                                    (i)       Subject to the preferential dividend rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation.

                                    (ii)        Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

                                    (iii)       Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote, and not as a separate class.

            2.         Thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for their approval thereof on June 16, 2006 at the Corporation's annual meeting of stockholders, and at such meeting, more than a majority of the outstanding capital stock of all classes of capital stock entitled to vote on the amendment, as required by  §242 of the General Corporation Law of the State of Delaware, were voted in favor of the amendment.

            3.         The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            4.         This Certificate of Amendment shall be effective upon the filing hereof.

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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by a duly authorized officer as of this 16th day of June, 2006.

                                                                        HOME SOLUTIONS OF AMERICA, INC.

By:    /s/  Frank J. Fradella

Name:    Frank J. Fradella_______

Title:       Chairman and CEO